For More Information, contact:      USANA Health Sciences, Inc.
                                    Riley Timmer
                                    Investor Relations Analyst
                                    (801) 954-7100
                                    investor.relations@us.usana.com

For Immediate Release

USANA Expects Second Quarter Sales and Earnings to Exceed Earlier Forecast


SALT LAKE CITY, June 24, 2003--USANA Health Sciences, Inc. (NASDAQ: USNA) announced today that, based upon preliminary estimates, it currently expects sales and earnings per share for the second quarter ending June 28, 2003 to exceed the Company's earlier guidance.

The Company now expects that second quarter sales will approach $47 million and earnings per share will be in the range of $0.38 to $0.40. Initial guidance for the second quarter was for sales to approximate $42 million and earnings per share to be in the range of $0.34 to $0.36.

Gilbert A. Fuller, Chief Financial Officer, said, "Strong top-line growth of about 47 percent year-over-year is driving the increased earnings. We estimate that earnings per share for the quarter will be up as much as 150 percent year-over-year and up about 18 percent compared to the first quarter of 2003. Sales continue to grow in each of our markets, with this quarter representing the fourth consecutive quarter of record sales."

USANA plans to announce its second quarter earnings along with new guidance for the third quarter and for the year on July 15, 2003; executives will hold a conference call with investors on July 16, 2003, to provide an update.

USANA develops and manufactures high quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including reliance upon the company's independent Associate network, government regulation of products, manufacturing and marketing, and risks associated with international expansion. Those statements include the statements that (1) "it currently expects sales and earnings per share for the second quarter ending June 28, 2003 to exceed the Company's earlier guidance," (2) "The Company now expects that second quarter sales will approach $47 million and earnings per share will be in the range of $0.38 to $0.40," (3) "Strong top-line growth of about 47 percent year-over-year is driving the increased earnings," and (4) "that earnings per share for the quarter will be up as much as 150 percent year-over-year and up about 18 percent compared to the first quarter of 2003." The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in USANA's most recent filings with the Securities and Exchange Commission on Forms 10-Q and 10-K.